EXHIBIT 99.5

Press Release

Pinnacle Airlines Corp. Comments on the Structure of Its 3.25% Senior Convertible Notes Due 2025

Memphis, Tenn. February 7, 2005. Pinnacle Airlines Corp. (NasdaqNM:PNCL - News) announced on February 3, 2005, the pricing of its 3.25% senior convertible notes due 2025. The notes are structured such that, upon the occurrence of certain events, holders may convert the notes into the equivalent value of our common stock at a conversion rate of 75.6475 shares per $1,000 principal amount of notes, representing an initial conversion price of $13.22 per share. Upon conversion, the company will pay the holder a portion of the conversion value in cash up to the $1,000 principal amount. To the extent that the conversion value exceeds the $1,000 principal amount, the excess will be settled in cash, common stock or a combination of both, at the company's option.

Because the notes provide for this net share settlement, the number of shares used for purposes of calculating Pinnacle's fully diluted earnings per share during a reporting period will not increase as a result of this transaction unless the average price of the company's common stock during such reporting period exceeds the initial conversion price of $13.22, and then only to the extent of that excess.

The company expects that the number of shares used in the calculation of fully diluted earnings per share for a reporting period would be increased by the following amounts as a result of this transaction:


-----------------------------------------------------------------------------------------------------
 Average Stock            Increase in fully diluted shares         Increase in fully diluted shares
 Price during             assuming $110 million principal          assuming $121 million principal
    Period                amount outstanding (thousands)           amount outstanding(1) (thousands)
-----------------------------------------------------------------------------------------------------
    $11.00                                         -                                           -

    $12.00                                         -                                           -

    $13.00                                         -                                           -

    $14.00                                       464                                         510

    $15.00                                       988                                       1,087

    $16.00                                     1,446                                       1,591

    $17.00                                     1,850                                       2,036


______________
(1) The total principal amount of the 3.75% senior convertible notes due 2025 issued could be increased due to a 30-day option to purchase up to an additional $11 million that was granted to the initial purchasers.

The offering of the notes to qualified institutional buyers has been fully subscribed and is expected to close promptly. For the method of calculating the actual number of company shares that may be issued upon any conversion of the notes, see the note indenture that will be filed with the Securities and Exchange Commission upon the closing.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis-St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

Contact:

     Contact:
     Philip Reed
     Vice-President, Marketing
     901-348-4257
     http://www.nwairlink.com.